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                                                                   EXHIBIT 10.36



                                  AVIGEN, INC.
                           MANAGEMENT TRANSITION PLAN
                             EFFECTIVE JULY 15, 1998

SECTION 1.     INTRODUCTION

        The Avigen, Inc. Management Transition Plan (the "Plan") is designed to provide separation pay and benefits to eligible terminating employees.

SECTION 2.     ELIGIBILITY AND PARTICIPATION; DEFINITIONS

        You are eligible to participate in the Plan if (i) you are an employee of the Company; (ii) you are notified in writing that you are eligible to participate in the Plan; and (iii) your employment with the Company terminates due to an "Involuntary Termination" (as hereinafter defined) or a "Constructive Termination" (as hereinafter defined), in either case within two (2) months prior to or eighteen (18) months following a "Change in Control" (as hereinafter defined). The business decisions that may result in your becoming eligible to participate in the Plan are decisions to be made by the Company, in its sole discretion.

        If you are eligible to participate in the Plan, you are automatically a "Participant" in the Plan and may receive benefits as described below. Participation ends when you are no longer eligible to receive benefits under the Plan.

        For purposes of this Plan, the following terms shall have the meanings set forth below:

        (a) "BOARD" means the Board of Directors of the Company.

        (b) "CAUSE" means that, in the reasonable determination of the Company or, in the case of the Chief Executive Officer, the Board, (i) you have committed an intentional act to materially injure the Company; (ii) you have intentionally refused or failed to follow lawful and reasonable directions of the Board or the appropriate individual to whom you report; (iii) you have willfully and habitually neglected your duties for the Company; or (iv) you have been convicted of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the Company. Notwithstanding the foregoing, Cause shall not exist unless the conduct described in the preceding sentence has not been cured within 15 days following your receipt of written notice from the Company or the Board, as the case may be, specifying the particulars of your conduct constituting Cause.

        (c) "COMPANY" means Avigen, Inc., or following a Change in Control, the surviving entity resulting from such transaction.

        (d) "CONSTRUCTIVE TERMINATION" means that you voluntarily terminate your employment with the Company after any of the following are undertaken without your express written consent:

               (i) the assignment to you of any duties or responsibilities which result in a diminution in your position or function (but not merely a change in title or reporting


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relationships) as in effect immediately prior to the earlier of the date of your termination of employment or the date of the Change in Control;

               (ii) a reduction by the Company in your annual base salary;

               (iii) any failure by the Company to continue in effect any benefit plan or program, including incentive plans or plans with respect to the receipt of securities of the Company, in which you are participating at the time of a Change in Control (hereinafter referred to as "Benefit Plans") or the taking of any action by the Company that would adversely affect your participation in or reduce your benefits under the Benefit Plans or deprive you of any fringe benefit that you enjoyed at the time of a Change in Control; provided, however, that no Constructive Termination shall be deemed to have occurred under this Section 2(b)(iii) following a Change in Control if the Company provides for your participation in benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans, as you determine in good faith;

               (iv) your relocation, or the relocation of the Company's principal executive offices if your principal office is at such offices, to a location more than thirty (30) miles from the location at which you were performing your duties prior to the Change in Control, except for required travel on the Company's business to an extent substantially consistent with your business travel obligations at the time of the Change in Control;

               (v) a material breach of this Plan or a material breach of a written agreement with you regarding the terms and conditions of your employment; or

               (vi) any failure by the Company to obtain the assumption of this Plan or any material agreement with you regarding the terms and conditions of your employment by any successor or assign of the Company.

        (e) "CHANGE IN CONTROL" means (i) a sale of substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iv) the individuals who, as of the date of the adoption of this Plan, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least fifty percent (50%) of the Board (provided, however, that if the election, or nomination for election, by the Company's shareholders of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board).

        (f) "INVOLUNTARY TERMINATION" means your dismissal or discharge by the Company (or, if applicable, by any successor entity) for a reason other than for Cause. The termination of your employment will not be deemed to be an "Involuntary Termination" if your termination occurs as a result of your death or disability.

SECTION 3.     BENEFITS



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        As a Participant in the Plan, you are eligible to receive the following benefits:

        (a) SALARY CONTINUATION. The Company shall continue your base salary, as in effect on the date of the Constructive Termination or Involuntary Termination, as the case may be, for the number of months specified in the letter notifying you of your eligibility to participate in the Plan. Such amount shall be paid to you in regular monthly installments over the number of months of salary continuation or over a shorter period, as determined by the Company. Any salary continuation payments that you receive shall be subject to all required tax withholding.

        (b) HEALTH BENEFITS. Provided that you elect continued coverage under federal COBRA law, the Company shall pay, on your behalf, the premiums of your group health insurance coverage, including coverage for your eligible dependents. The number of months of such premium payments shall equal the number of months of your salary continuation payments, but in no event shall such premium payments be made for a period exceeding eighteen (18) months or be made following the effective date of your coverage by a health plan of a subsequent employer. For the balance of the period that you are entitled to coverage under federal COBRA law, you shall be entitled to maintain coverage for yourself and your eligible dependents at your own expense.

        (c) PARACHUTE PAYMENTS. If any payment or benefit you would receive under this Plan, when combined with any other payment or benefit you receive pursuant to the termination of your employment with the Company, ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be either (i) the full amount of such Payment or (ii) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

SECTION 4.     ADMINISTRATION AND OPERATION OF THE PLAN

        The Company is the "Plan Sponsor" and the "Plan Administrator" of the Plan, as such terms are defined in the Employee Retirement Income Security Act of 1974 ("ERISA"). The Company, in its capacity as Plan Administrator of the Plan, is the named fiduciary that has the authority to control and manage the operation and administration of the Plan. The Company has the sole discretion to make such rules, regulations, interpretations of the Plan and computations and shall take such other action to administer the Plan as it may deem appropriate in its sole discretion. Such rules, regulations, interpretations, computations, and other actions shall be conclusive and binding upon all persons. The Company may engage the services of such persons or organizations to render advice or perform services with respect to its responsibilities under the Plan as it shall determine to be necessary or appropriate. Such persons or organizations may include (without limitation) actuaries, attorneys, accountants and consultants.



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        Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan. The responsibilities of the Company under the Plan shall be carried out on its behalf by its directors, officers, employees and agents, acting on behalf or in the name of the Company in their capacity as directors, officers, employees and agents and not as individual fiduciaries. The Company may delegate any of its fiduciary responsibilities under the Plan to another person or persons pursuant to a written instrument that specifies the fiduciary responsibilities so delegated to each such person.

SECTION 5.     CLAIMS, INQUIRIES AND APPEALS

        APPLICATIONS FOR BENEFITS AND INQUIRIES. Applications for benefits should be in writing, signed and submitted to: Plan Administrator, Management Transition Plan, Avigen, Inc., 1201 Harbor Bay Parkway, #1000, Alameda, CA 94502.

        DENIAL OF CLAIMS. If any application for benefits is denied in whole or in part, the Plan Administrator must notify you, in writing, of the denial of the application, and of your right to review the denial. The written notice of denial will be set forth in a manner designed to be understood, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan's review procedure.

        This written notice will be given to you within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to you before the end of the initial 90-day period.

        This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. You will then be permitted to appeal the denial in accordance with the review procedure described below.

        REQUEST FOR REVIEW. You (or your authorized representative) may appeal a denied benefit claim by submitting a written request for a review to: Review Panel, Management Transition Plan, Avigen, Inc., 1201 Harbor Bay Parkway, #1000, Alameda, CA 94502.

        The Review Panel shall be comprised of two (2) or more persons to be appointed by the Company. Your appeal must be submitted within sixty (60) days after the application is denied (or deemed denied). The Review Panel will give you (or your representative) an opportunity to review pertinent documents in preparing a request for a review.

        A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that you or your representative feel are pertinent. The Review Panel may require you or your representative to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.



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        DECISION ON REVIEW. The Review Panel will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty
(60) days) for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished within the initial 60-day period. The Review Panel will give written notice of its decision to the applicant. In the event that the Review Panel confirms the denial of the application for benefits in whole or in part, the notice will outline the specific Plan provisions upon which the decision is based. If written notice of the Review Panel's decision is not given within the time prescribed above, the application will be deemed denied on review.

        RULES AND PROCEDURES. The Plan Administrator and/or the Review Panel may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out their responsibilities in reviewing benefit claims. If you wish to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits, you may be required to do so at your own expense.

        EXHAUSTION OF REMEDIES. No legal action for benefits under the Plan may be brought until (i) a written application for benefits has been submitted in accordance with the procedures described above, (ii) the person claiming benefits has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator's failure to act on it within the time prescribed), (iii) a written request for a review of the application has been submitted in accordance with the appeal procedure described above and (iv) the person appealing the denial has been notified in writing that the Review Panel has denied the appeal (or the appeal is deemed to be denied due to the Review Panel's failure to take any action on the claim within the time prescribed).

SECTION 6.     OTHER TERMINATIONS

        You are NOT eligible for benefits under this Plan if your employment terminates due to death, disability or any other reason other than an Involuntary Termination or a Constructive Termination that occurs within two (2) months prior or within eighteen (18) months following a Change in Control.

SECTION 7.     BASIS OF PAYMENTS TO AND FROM THE PLAN

        All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded and benefits hereunder shall be paid only from the general assets of the Company.

SECTION 8.     AMENDMENT AND TERMINATION

        The Company reserves the right to amend or terminate this Plan at any time; provided, however, that this Plan may not be amended or terminated following the earlier of a termination of employment described in clause (iii) of the first paragraph of Section 2 or the occurrence of a Change in Control.

SECTION 9.     NON-ALIENATION OF BENEFITS



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        No Plan benefit may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt to do so will be void.

SECTION 10.    SUCCESSORS AND ASSIGNS

        This Plan shall be binding on the successors and assigns of the Company.

SECTION 11.    LEGAL CONSTRUCTION

        This Plan shall be interpreted in accordance with ERISA and, to the extent not preempted by ERISA, with the laws of the State of California. This Plan constitutes both a plan document and a summary plan description for purposes of ERISA.

SECTION 12.    OTHER PLAN INFORMATION

        PLAN IDENTIFICATION NUMBER: 510

        EMPLOYER IDENTIFICATION NUMBER:     133647113

        ENDING OF THE PLAN'S FISCAL YEAR:  December 31

        AGENT FOR THE SERVICE OF LEGAL PROCESS: The Plan's agent for service of legal process is: Thomas J. Paulson, Secretary, Avigen, Inc. 1201 Harbor Bay Parkway, #1000, Alameda, CA 94502.

SECTION 13.    STATEMENT OF ERISA RIGHTS

        As a participant in this Plan (which is a welfare benefit plan sponsored by the Company) you are entitled to certain rights and protections under ERISA, including the right to:

        (a) Examine, without charge, at the Plan Administrator's office and at other specified locations, such as work sites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports;

        (b) Obtain copies of all Plan documents and Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies; and

        (c) Receive a summary of the Plan's annual financial report, in the case of a plan which is required to file an annual financial report with the Department of Labor. (Generally, all pension plans and welfare plans with 100 or more participants must file these annual reports.)

        In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

        No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising



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your rights under ERISA. If your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim.

        Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

        If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about your rights under ERISA, you should contact the nearest area office of the U.S. Labor - Management Services Administration, Department of Labor.



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                                  AVIGEN, INC.
                           MANAGEMENT TRANSITION PLAN

                             NOTICE OF PARTICIPATION


TO:______________________________.

DATE:______________________________.



The Company has designated you as a Participant in Avigen, Inc. Management Transition Plan (the "Plan"). A copy of the Plan document, which also constitutes a summary plan description, is attached to this Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan and herein. The details of your Plan benefits, as described in Sections 3(a) and 3(b) of the Plan, are as follows:

SALARY CONTINUATION PAYMENTS: ______________ months; provided that such period shall continue for up to an additional ______________ months or, if earlier, until the date you commence subsequent full-time employment.

HEALTH BENEFITS CONTINUATION PERIOD: ______________ months; provided that such period shall continue for up to an additional ______________ months or, if earlier, until the date you commence subsequent full-time employment.

Please retain a copy of this Notice of Participation, along with the Plan document, for your records.


                                             AVIGEN, INC.


                                             By:________________________________

                                             Its:_______________________________